UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd., Richmond, California 94804

(Address of principal executive offices) (Zip Code)

(510) 970-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 26, 2017, the Board of Directors (the “Board”) of Sangamo Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased the size of the Board from seven to nine members and appointed Dr. Roger Jeffs and Mr. Joseph Zakrzewski to fill the two newly created directorships on the Board. Dr. Jeffs and Mr. Zakrzewski will each serve until the next annual meeting of stockholders or until his respective successor is duly elected and qualified, or until his earlier death, resignation or removal. As of the date of this report, it has not been determined to which committees of the Board, if any, either director will be named.

Dr. Jeffs is the co-founder and co-owner of Bull City Select Investments, an investment firm focused on in-licensing and development of early-stage biotechnology assets. He has served as a member of the board of directors of Dova Pharmaceuticals, Inc., a clinical-stage pharmaceutical company, since May 2017 and Axsome Therapeutics, Inc., a publicly traded clinical-stage biopharmaceutical company, since 2015. Dr. Jeffs is also a senior advisor to United Therapeutics Corporation, a publicly traded biotechnology company, where he worked for 18 years and served as a member of the board of directors from 2001 through 2016. Dr. Jeffs joined United Therapeutics Corporation during its inception phase in 1998 as director of research, development, and medical and served as its president and chief operating officer from 2001 to 2014, and president and co-chief executive officer from 2015-2016. Dr. Jeffs earned a BA in Chemistry from Duke University and a Ph.D. in Pharmacology from the University of North Carolina.

Mr. Zakrzewski has served as a member of the board of directors of Onxeo S.A. (Chairman), a public company specializing in the development of orphan oncology drugs, since 2015, Acceleron Pharma Inc., a publicly traded clinical-stage biopharmaceutical company, since 2013, Amarin Corporation, a publicly traded biopharmaceutical company, since 2010 and Insulet Corporation, a publicly traded medical device company, since 2008. During 2014, he served on the board of directors for LipoScience, Inc. prior to its acquisition by Laboratory Corporation of America Holdings. From 2010 through 2013, Mr. Zakrzewski also served as chairman and chief executive officer of Amarin. From 2007 to 2010, Mr. Zakrzewski served as president and chief executive officer of Xcellerex. From 2005 to 2007, Mr. Zakrzewski served as the chief operating officer of Reliant Pharmaceuticals, a specialty pharmaceutical company focused on cardiovascular therapies. From 1988 to 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company including most recently as vice president, corporate business development from 2003 through 2004. In addition, Mr. Zakrzewski served as a venture partner with OrbiMed in 2010 and 2011. Mr. Zakrzewski received a BS in Chemical Engineering and an MS in Biochemical Engineering from Drexel University, as well as an MBA in Finance from Indiana University.

Dr. Jeffs and Mr. Zakrzewski will receive compensation as non-employee directors in accordance with the Company’s non-employee director compensation practices, as described in the Company’s definitive proxy statement for the 2017 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 25, 2017. On June 27, 2017, the Compensation Committee of the Board awarded each of Dr. Jeffs and Mr. Zakrzewski an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $8.70 per share (the closing price of the Company’s common stock on June 27, 2017 as reported on the Nasdaq Global Select Market) pursuant to the Company’s 2013 Stock Incentive Plan. The options will vest in 36 successive equal monthly installments measured from the date of grant, subject to each respective director’s continued services as a member of the Board on each monthly vesting date.

In connection with their appointments to the Board, the Company has entered into its standard indemnification agreement with each of Dr. Jeffs and Mr. Zakrzewski, which requires the Company, under the circumstances and to the extent provided for therein, to indemnify Dr. Jeffs and Mr. Zakrzewski, as the case may be, to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by either of them as a result of either of them being made a party to certain actions, suits, proceedings and other actions by reason of the fact that either of them is or was a director, officer, employee, consultant, agent or fiduciary of the Company.

Neither of Dr. Jeffs or Mr. Zakrzewski was selected by the Board to serve as a director pursuant to any arrangement or understanding with any person, nor has either of them engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

Date: June 29, 2017	By:	/s/ Kathy Yi
Kathy Yi
Senior Vice President and Chief Financial Officer